Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
ConversionPoint Holdings, Inc.:

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated July 20, 2018 relating to the financial statements of SellPoints, Inc. as of November 30, 2017 and December 31, 2016 and for the period from January 1, 2017 through November 30, 2017 and the year ended December 31, 2016, appearing in the Prospectus, which is part of this registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Amendment No. 1 to the Registration Statement on Form S-1.

/s/ Frank, Rimerman & Co. LLP

Frank, Rimerman & Co. LLP

San Francisco, California

April 30, 2019